Exhibit 99.1

Southwest Community Bancorp Initiates Cash Dividend

    CARLSBAD, Calif.--(BUSINESS WIRE)--Sept. 22, 2005--Southwest Community Bancorp (Nasdaq:SWCB), the holding company for Southwest Community Bank, today announced its Board of Directors has declared a $0.05 per share quarterly cash dividend. The dividend will be paid October 20, 2005, to shareholders of record on October 5, 2005. This payment marks the company's first cash dividend.
    "Initiating a cash dividend demonstrates our continued confidence in Southwest's long-term prospects," said Frank J. Mercardante, Chief Executive Officer. "We believe it's important to share our success with our shareholders and paying cash dividends and consistently growing profits are among the best methods of doing so. In addition, the current taxation policy for corporate dividend payments make cash payouts particularly appealing for investors."
    On July 20, the company reported record profits, strong loan and deposit growth and excellent net interest margin expansion. Excluding income from discontinued operations, income from continuing operations more than doubled to $2.1 million in the second quarter, or $0.49 per diluted share, compared to $1.0 million, or $0.27 per diluted share in the second quarter of 2004.

    About Southwest Community Bancorp

    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California; and loan production offices in Glendale and Fullerton, California; Lincolnshire, Illinois; and Ashburn, Virginia. For more information, visit www.swcbank.com.

    CONTACT: Southwest Community Bancorp
             Frank J Mercardante, 760-918-2620
             or
             Alan J Lane, 760-918-2608